                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           First American Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

     ---------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

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

(FIRST AMERICAN CORPORATION LOGO)
--------------------------------------------------------------------------------

Dear Shareholder:

     I am pleased to invite you to First American's 1999 annual shareholders meeting. This year's meeting will be held in the fifth floor Auditorium of the First American Center, Nashville, Tennessee on Thursday, April 15, 1999 at 10:30 am, Central Daylight Time.

     Details on the items of business that will be discussed and voted upon at this year's meeting are included in this proxy statement. In addition to these agenda items, we will be giving you a report on our progress in 1998, which was a hallmark year for First American. In 1998, five financial institutions were merged into First American, which resulted in essentially a doubling of our asset size to $20.7 billion at December 31, 1998. Net income for 1998 was $211.4 million, or $1.84 per share. Excluding the effects of the 1998 fourth quarter mergers, merger-related charges and a gain on the sale of a corporate trust business, operating earnings for 1998 were $282.3 million, or $2.62 per share. On the same basis, operating return on average assets (ROA) and operating return on average equity (ROE) for 1998 were 1.55% and 18.07%, respectively. Average loans, excluding the effects of securitizations, were up 5% over 1997 and credit quality remained strong. First American increased dividends paid by over 25% in 1998 compared to 1997. Our nonbanking segment, First American Enterprises, continued to grow in 1998, increasing net contribution by over 50%. In 1998, First American completed the acquisitions of Deposit Guaranty Corp., Pioneer Bancshares, Inc., The Middle Tennessee Bank, Peoples Bank and CSB Financial Corporation. These and other achievements will be discussed at the annual meeting. As in the past, we will allot time for any questions or comments you may have.

     I hope that you will be able to attend the annual meeting. If you cannot attend in person, please return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your plans change and you are able to attend the meeting in Nashville, you may choose to withdraw your proxy and vote in person.

     On behalf of the board of directors and employees of First American, let me express our appreciation for your continued support and confidence.

                                          Sincerely,
                                          (/s/ DENNIS C. BOTTORFF)

                                          Dennis C. Bottorff
                                          Chairman and Chief Executive Officer

                           FIRST AMERICAN CORPORATION
                             First American Center
                           Nashville, Tennessee 37237
                                 (615) 748-2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of First American Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of First American Corporation will be held in the First American Auditorium, Fifth Floor, First American Center, Nashville, Tennessee on April 15, 1999 at 10:30 a.m., Central Daylight Time, for the following purposes:

          (1) To elect one (1) director to serve until the Annual Meeting in 2000, two (2) directors to serve until the Annual Meeting in 2001, and seven (7) directors to serve until the Annual Meeting in 2002; and

          (2) To transact such other business as may properly come before the Meeting.

     Only shareholders of record at the close of business on February 5, 1999 are entitled to vote at the Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED RETURN ENVELOPE. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is voted. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        /s/ MARY NEIL PRICE

                                        Mary Neil Price
                                        Executive Vice President,
                                        General Counsel and Corporate Secretary

Nashville, Tennessee
March 15, 1999

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of First American Corporation (the "Company") in connection with the solicitation of proxies to be used in voting at the 1999 annual meeting of the shareholders of the Company (the "Meeting"). The Meeting will be held in the First American Auditorium, First American Center, Nashville, Tennessee on Thursday, April 15, 1999, at 10:30 a.m., Central Daylight Time, and any adjournments thereof for the purposes set forth in the accompanying notice. The enclosed proxy is solicited by the Board of Directors of the Company.

     A proxy may be revoked by a shareholder at any time prior to the Meeting by filing a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Any written notice revoking a proxy should be sent to: First Chicago Trust Company, a division of EquiServe, P.O. Box 8355, Edison, New Jersey 08818-9188.

     The Board has fixed the close of business on February 5, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying form of proxy have been mailed on or about March 16, 1999. The information contained herein is as of the date of the accompanying notice unless otherwise indicated.

     The Company's principal executive office is located in the First American Center, Nashville, Tennessee 37237.

                      OTHER MEETING AND VOTING INFORMATION

     Proxies may be solicited by mail, telephone, telegraph or in person. All costs will be paid by the Company. Further solicitation will be made in the same manner under the direction of Corporate Investor Communications, Inc., of Carlstadt, New Jersey, at an anticipated cost of $5,500, not including out-of-pocket expenses, which are estimated at $4,000. The Company will also reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to shareholders.

     The Shares represented by returned proxies will be voted in accordance with the choices specified. If no choice is specified, the Shares will be voted FOR the election of the nominees for director named in this Proxy Statement and in the proxies' discretion on any other matter which may properly come before the shareholders at the Meeting.

     The Board does not know of any other matters to be presented for action at the Meeting, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment.

     As of the Record Date, the Company had outstanding 116,486,187 Shares. Shareholders are entitled to one vote for each Share held on all matters to be presented at the Meeting. Cumulative voting is not permitted. In order to constitute a quorum for the Meeting, the holders of 58,243,095 Shares must be present or represented by proxies.

     The election of each director nominee requires the favorable vote of a plurality of all votes cast at the Meeting. According to Tennessee law and the Company's charter and by-laws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for", "against" or "abstain" from voting, and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes on returned proxies and ballots will not be counted as FOR or AGAINST a matter or nominee.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 2000 annual meeting of shareholders to be eligible for inclusion in the Company's 2000 Proxy Statement, all such proposals must be mailed to Mary Neil Price, Executive Vice President, General Counsel and Corporate Secretary, First American Corporation, 721 First American Center, Nashville, Tennessee 37237-0721, and must be received no later than November 16, 1999. After this date, a shareholder who intends to raise a proposal to be acted upon at the 2000 annual meeting of shareholders must inform the Company in writing no later than January 16, 2000. If notice is not provided by that date, the Board may exclude such proposal from being acted upon at the 2000 meeting. Further, the persons named in the Company's proxy for the 2000 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2000 annual meeting.

                             ELECTION OF DIRECTORS

     The Company's by-laws provide that the Board shall consist of not less than nine nor more than 27 directors, and shall be divided into three classes, each class to be as nearly equal in number as practicable. The terms for twelve directors expire at the 1999 Meeting. The terms for six directors expire at the 2000 annual meeting. The terms for six directors expire at the 2001 annual meeting. In each case, directors were elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is elected for a three-year term.

     On January 21, 1999, the Board fixed the number of directors at 22. At the 1999 Meeting, one director will be elected to hold office until the 2000 annual meeting, two directors will be elected to hold office until the 2001 annual meeting, and seven directors will be elected to hold office until the 2002 annual meeting. As a result, the division of the Company's directors into three classes will be seven directors, eight directors and seven directors with terms expiring at the 2000, 2001, and 2002 annual meetings, respectively. The nominees for the class of 2002 are EARNEST W. DEAVENPORT, JR., WARREN A. HOOD, JR., MARTHA R. INGRAM, JAMES R. MARTIN, E. B. ROBINSON, JR., ROSCOE R. ROBINSON, and WILLIAM S. WIRE II; the nominees for the class of 2001 are JOHN N. PALMER and GEORGE M. CLARK, III; the nominee for the class of 2000 is J. KELLEY WILLIAMS, SR.

     Unless a proxy specifies otherwise, the persons named in the proxy will vote the Shares covered thereby FOR the nominees as listed above. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that such Shares will be voted for substitute nominee(s) as selected by the Board.

     All of the Company's Directors also serve as directors of First American National Bank ("FANB"), Nashville, Tennessee.

                       NOMINEES FOR ELECTION TO THE BOARD

GEORGE M. CLARK III                                           Age -- 40
Director                                                      Director since 1998
                                                              Term to expire 2001

Mr. Clark was Executive Vice President and director of Pioneer Bancshares, Inc. and Pioneer Bank from January 1997 until November 20, 1998, when Pioneer Bancshares, Inc. was merged into the Company and Pioneer Bank was merged into FANB. From November 20, 1998 through February 28, 1999, Mr. Clark served as Executive Vice President of FANB. From 1988 until 1997, he served as Vice President of Pioneer Bank.

EARNEST W. DEAVENPORT, JR.                                    Age -- 60
Director, Chairman of the Human Resources Committee           Director since 1989
and Member of the Executive and Development Committees        Term to expire 2002

Mr. Deavenport is Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a position he has held since 1994. Mr. Deavenport also serves as a director for Milliken and Company. Mr. Deavenport serves as director and chairman of the Executive Committee of the National Association of Manufacturers. He also serves as a director of the Chemical Manufacturers Association, as a member of the Policy Committee of the Business Roundtable, and as trustee and director of the Malcolm Baldridge Foundation. Mr. Deavenport is the 1999 recipient of the International Palladium Medal Award issued by the Societe de Chimie Industrielle-American Section.

WARREN A. HOOD, JR.                                           Age -- 47
Director and                                                  Director since 1998
Member of the Audit Committee and                             Term to expire 2002
Committee on Directors

Mr. Hood serves as Chairman of the Board and Chief Executive Officer of Hood Industries, Inc., a manufacturer of building and forest products. Mr. Hood served as a Director of Deposit Guaranty Corp. from 1990 until its merger into the Company on May 1, 1998. Mr. Hood serves as Chairman of Atlas Roofing Corporation, Southern Bag Corporation LTD and Charleston Packaging Co., and as a member of the Millsaps College Board of Trustees.

MARTHA R. INGRAM                                              Age -- 63
Director and Member of the                                    Director since 1993
Community Affairs, Human Resources                            Term to expire 2002
and Executive Committees
and the Committee on Directors

Since June 1995, Mrs. Ingram has served as Chairman of Ingram Industries Inc., a diversified transportation and energy company, a distributor of consumer products, and a non-standard automobile insurance company. From 1981 to June 1995, Mrs. Ingram served as the Director of Public Affairs of Ingram Industries Inc. and has served as a member of its Board of Directors since 1981. Mrs. Ingram also serves as a member of the Board of Directors of Baxter International, Inc., Weyerhauser Company, and Ingram Micro Inc.

JAMES R. MARTIN                                               Age -- 55
Director and Member of the                                    Director since 1989
Community Affairs and Audit Committees                        Term to expire 2002

Mr. Martin is the Chairman of the Board and Chief Executive Officer of Plasti-Line, Inc., a Knoxville-based manufacturer of indoor and outdoor sign products and point of purchase marketing products for corporate identification programs.

JOHN N. PALMER                                                Age -- 64
Director and                                                  Director since 1998
Member of the Executive and Audit Committees                  Term to expire 2001

Mr. Palmer is the Chairman of SkyTel Communications, Inc., a telecommunications company. He also serves as a director of Entergy Corporation and Eastgroup Properties and as a member of the Millsaps College Board of Trustees. Mr. Palmer served as a Director of Deposit Guaranty Corp. from 1987 until its merger into the Company on May 1, 1998.

E.B. ROBINSON, JR.                                            Age -- 57
Director, Vice Chairman and Chief Operating Officer,          Director since 1998
President, First American National Bank                       Term to expire 2002
and Member of the Executive and
Asset Policy Committees

Mr. Robinson has served as Vice Chairman and Chief Operating Officer of the Company and President of FANB since May 1998. From 1984 until its merger into the Company in May 1998, Mr. Robinson served as Chairman and Chief Executive Officer of Deposit Guaranty Corp. and its wholly owned subsidiary, Deposit Guaranty National Bank. Mr. Robinson also serves as Chairman of the Millsaps College Board of Trustees.

ROSCOE R. ROBINSON                                            Age -- 68
Director and Member of the Development and Human              Director since 1992
Resources Committees and the Committee on Directors           Term to expire 2002

Dr. Robinson is a professor of medicine and the former vice chancellor for Health Affairs at Vanderbilt University Medical Center in Nashville, Tennessee, a position he held from 1981 to 1997. Dr. Robinson also serves as a director of ClinTrials Research, Inc. and Research!America, as a Trustee of Duke University, and as a director of the American Medical Association Foundation.

J. KELLEY WILLIAMS, SR.                                       Age -- 64
Director and                                                  Director since 1998
Member of the Development and Human                           Term to expire 2000
Resources Committees

Mr. Williams has served as Chairman and Chief Executive Officer of ChemFirst, Inc. and its predecessor First Mississippi Corporation since 1988, a producer of electronic and other specialty chemicals. Mr. Williams served as a Director of Deposit Guaranty Corp. from 1975 until its merger into the Company on May 1, 1998. Mr. Williams also serves as a Director of Getchell Gold Corporation.

WILLIAM S. WIRE II                                            Age -- 67
Director, Member of the Community Affairs,                    Director since 1989
Human Resources and Asset Policy Committees                   Term to expire 2002
and the Committee on Directors

Mr. Wire is the former Chairman and Chief Executive Officer of Genesco, Inc., a manufacturer and retailer of footwear and related products, and a manufacturer of tailored clothing. He served as Chairman of Genesco, Inc. from 1986 until his retirement in 1994. From 1986 to February 1993, he also served as Chief Executive Officer of Genesco, Inc. Mr. Wire serves as a director of Genesco, Inc., Dollar General Corporation, and American Endoscopy Services, Inc.

                    CONTINUING DIRECTORS UNTIL 2000 MEETING

DENNIS C. BOTTORFF                                            Age -- 54
Director, Chairman and Chief Executive Officer                Director since 1991
of the Company and First American National Bank,              Term to expire 2000
Member of the Executive and
Development Committees

Mr. Bottorff serves as Chairman and Chief Executive Officer of the Company and FANB. He has served as Chief Executive Officer since 1991 and Chairman since December 1994. From 1991 until August 1997, he also served as President of the Company and served as President of FANB from 1991 throughout 1994. Mr. Bottorff also serves as a director of Ingram Industries, Inc., Dollar General Corporation, IFC Holdings, Inc. and The SSI Group, Inc., and serves as a member of the Vanderbilt University Board of Trust.

JAMES A. HASLAM II                                            Age -- 68
Director, Chairman of the Committee on Directors              Director since 1983
and Member of the Executive and Asset Policy Committees       Term to expire 2000

Since July 1995, Mr. Haslam has served as Chairman of Pilot Corporation, a retail operator of travel centers and convenience stores/gasoline stations. Mr. Haslam served as President and Chief Executive Officer of Pilot Corporation from its founding in November 1958 to July 1995. He also serves as a member of the University of Tennessee Board of Trustees.

Robert A. McCabe, Jr., a Director and executive officer of the Company, is married to the daughter of Mrs. Haslam.

WALTER G. KNESTRICK                                           Age -- 61
Director, Chairman of the Asset Policy Committee              Director since 1990
and Member of the Executive, Development                      Term to expire 2000
and Human Resources Committees

Mr. Knestrick founded Walter Knestrick Contractor, Inc., a commercial and industrial building contractor, and has served as Chairman of its Board since 1969.

ROBERT A. MCCABE, JR.                                         Age -- 48
Director, Vice Chairman, and President --                     Director since 1994
First American Enterprises, Inc.,                             Term to expire 2000
Member of the Executive and Development Committees

Since January 1994, Mr. McCabe has served as Vice Chairman of the Company and First American National Bank and President -- First American Enterprises. Mr. McCabe also serves as a member of the Board of Directors of IFC Holdings, Inc., The SSI Group, Inc., and Sirrom Capital Corporation.

CELIA A. WALLACE                                              Age -- 54
Director, Member of the Development and                       Director since 1996
Audit Committees                                              Term to expire 2000

Since 1986, Ms. Wallace has been Chairman of the Board and Chief Executive Officer of Southern Medical Health Systems, Inc., a healthcare provider holding company. Ms. Wallace also serves as Chairman of the Board of Chunchula Energy Corporation and serves as a director of The SSI Group, Inc.

TOBY S. WILT                                                  Age -- 54
Director, Chairman of the Audit Committee, and Member         Director since 1992
of the Executive and Asset Policy Committees                  Term to expire 2000

Mr. Wilt is the President of TSW Investment Company, a private investment company in Nashville, Tennessee and Chairman of the Board of The Christie Cookie Company, a gourmet baking company. Mr. Wilt also serves as a director of Outback Steakhouse, Inc.

                    CONTINUING DIRECTORS UNTIL 2001 MEETING

REGINALD D. DICKSON                                           Age -- 52
Director, Chairman of the Community Affairs Committee         Director since 1981
and Member of the Executive and Human Resources Committees    Term to expire 2001

Mr. Dickson is President Emeritus of INROADS, Inc., a non-profit minority career development organization and Chairman of Buford, Dickson, Harper & Sparrow, Inc., an investment, research and counseling firm in St. Louis, Missouri. From 1983 through 1992, Mr. Dickson served as President and Chief Executive Officer of INROADS, Inc. Mr. Dickson also serves as a director of Dollar General Corporation.

GENE C. KOONCE                                                Age -- 67
Director and Member of the Audit                              Director since 1981
Committee and the Committee on Directors                      Term to expire 2001

Mr. Koonce is Vice Chairman of Atmos Energy Corporation, a natural and propane gas distribution company. Until its acquisition on July 31, 1997, Mr. Koonce served as Chairman, President, Chief Executive Officer and a member of the Board of Directors of United Cities Gas Company, which now operates as a Division of Atmos Energy Corporation. Mr. Koonce also serves as a director of Atmos Energy Corporation.

DALE W. POLLEY                                                Age -- 49
Director, President,                                          Director since 1991
Vice Chairman of First American National Bank                 Term to expire 2001
and Member of the Executive and Community
Affairs Committees

Mr. Polley has served as President of the Company since July 1997 and as Vice Chairman of FANB since May 1998. From 1994 through July 1997, Mr. Polley served as Vice Chairman of the Company and served as President of FANB from 1994 until May 1998. From November 1992 through 1994 and from August 1997 through August 1998, he also served as Principal Financial Officer of the Company and FANB. Mr. Polley also serves as a Director of the Federal Reserve Bank of Atlanta -- Nashville branch.

JAMES F. SMITH, JR.                                           Age -- 69
Director, Chairman of the                                     Director since 1983
Development and Executive Committees                          Term to expire 2001
and Member of the Asset Policy Committee

From 1991 through December 1994, Mr. Smith served as Chairman of the Board of the Company and FANB. Mr. Smith also serves as a director of Pilot Corporation.

CAL TURNER, JR.                                               Age -- 59
Director and Member of the Audit                              Director since 1989
and Community Affairs Committees                              Term to expire 2001

Since 1988, Mr. Turner has held the position of Chairman, President and Chief Executive Officer of Dollar General Corporation, a chain of discount retail stores.

TED H. WELCH                                                  Age -- 65
Director and Member of the                                    Director since 1994
Asset Policy and Audit Committees                             Term to expire 2001

Mr. Welch has been a self-employed real estate investor and operator since 1975. Since 1993, he has served as President and Chief Executive Officer of Eagle Communications, Inc., a publisher of periodicals. Mr. Welch also serves as a director of National Health Investors, Inc., Southeast Service Corporation, and American Constructors, Inc.

                    DESCRIPTION OF THE BOARD AND COMMITTEES

     During 1998 the Board held eight regular meetings. The Board has seven standing committees: Executive, Asset Policy, Audit, Community Affairs, Human Resources, Development, and the Committee on Directors.

     The Executive Committee consists of the Chief Executive Officer and not less than three other directors. At present, the Executive Committee is comprised of the Chief Executive Officer, the President, the Vice Chairman/President, First American Enterprises, the Vice Chairman/Chief Operating Officer, and nine other directors, six of whom are the chairmen of the other standing committees. The Committee can act on behalf of the full Board on all matters concerning the management and conduct of the business affairs of the Company except those matters which cannot by law be delegated by the Board. The Executive Committee meets on the call of the Chairman of the Committee or the Chief Executive Officer. The Executive Committee met twice in 1998.

     The Asset Policy Committee consists of six directors who are not officers or employees of the Company and the Chief Operating Officer. The Committee is responsible for all credit-related matters, including the approval of credit policies and procedures. It monitors the loan portfolio of FANB, reviews significant loan transactions, reviews credit examinations, and monitors compliance with regulatory requirements and applicable laws and regulations. The Committee also reviews regulatory examinations, as well as asset/liability policies and procedures. The Asset Policy Committee met seven times in 1998.

     The Audit Committee consists of eight directors who are not officers or employees of the Company. During 1998, the members of the Audit Committee were Messrs. Wilt (Chairman), Hood, Koonce, Martin, Palmer, Turner, Welch, and Mrs. Wallace. Under the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"), the Audit Committee must consist wholly of outside directors, must include at least two members who have banking or financial management expertise and may not include any "large customers" of FANB. The Audit Committee of the Company meets all of these requirements. The Committee acts on behalf of the Board to ensure that the affairs and operations of the Company and its subsidiaries are subject to proper financial audits and internal control procedures. It approves the selection of independent public accountants, oversees the relationship between the Company's independent public accountants and its management, reviews the arrangements for and scope of internal and external audits, considers comments from internal and external auditors and management's replies, discusses areas of concern, and monitors the adequacy of internal controls and supervises the internal audit function. The Committee also reviews the allowance for loan and lease losses and internal loan audits. It reports to the Board in connection with the activities, findings and reports of both the internal and independent auditors of the Company and its subsidiaries, provides guidance and assistance to the auditors, and ensures that the auditors are free to exercise their function independently of management, wherever appropriate. The Audit Committee also reviews the various reports required to be filed with bank regulatory agencies. The Audit Committee met six times during 1998.

     The Community Affairs Committee, consisting of six directors who are not officers or employees of the Company and the President, advises and counsels management in matters of community development, contributions, image issues, government affairs, market effectiveness and compliance with the Community Reinvestment Act, Fair Lending and other laws or regulations of similar purpose. In 1998, the Community Affairs Committee met three times.

     The Human Resources Committee, consisting of eight directors who are not officers or employees of the Company, serves as the Company's compensation committee and oversees all personnel practices and procedures of the Company and its subsidiaries. It also oversees all benefit programs and acts with regard to salary administration. The Committee sets the salaries of certain officers of the Company and recommends to the full Board the salaries of officers of the Company who are also directors. The Human Resources Committee met five times during 1998.

     The Committee on Directors is comprised of seven directors who are not officers or employees of the Company. The Committee is responsible for establishing criteria for the evaluation of members of the Board, evaluating the Board and recommending whether members should be nominated for re-election. The Committee also evaluates the size and composition of the Board and establishes criteria for director nominations. The Committee administers the corporate governance program of the Company adopted by the Board of Directors in 1997. Included in this program are guidelines on corporate governance issues, a statement of responsibility of the Board and its members, and director evaluations of the board processes. The by-laws of the Company provide that the Committee on Directors may receive recommendations from shareholders of the Company for membership on the Board if written notice is submitted to the Chief Executive Officer of the

Company within 60 days prior to the meeting of the Committee, containing the name, address, and principal occupation of the proposed nominee, and the name, address and number of shares owned by the notifying shareholder. During 1998, the members of the Committee on Directors were Messrs. Haslam (Chairman), Hood, Koonce, Roscoe Robinson, Wilson and Wire and Mrs. Ingram. The Committee on Directors met three times during 1998.

     The Development Committee is comprised of six directors who are not officers or employees of the Company, the Chief Executive Officer and the Vice Chairman/President, First American Enterprises. The Committee serves as an oversight committee to advise and counsel management as to the investigation, development and implementation of nontraditional banking products or services offered through the Company or its affiliates. The Committee also provides general oversight of fiduciary services, reviews preliminary reports and recommendations concerning strategic growth through mergers and acquisitions and ensures that these activities are undertaken and conducted in accordance with applicable laws, regulations, corporate policy and sound financial planning. The Development Committee met three times in 1998.

     No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held during 1998 by the Board (during the period in which he or she was a director), and (ii) the total number of meetings held during 1998 by all committees of the Board of which such director was a member (during the period that he or she served).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under federal securities laws, the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company are required to report their ownership of such stock and any changes in that ownership with the Securities and Exchange Commission ("SEC"). These persons are also required to furnish the Company with copies of these reports.

     Based solely on its review of the copies of such forms received by it, or written representations from reporting persons, the Company believes that all of these filing requirements were satisfied during the period ended December 31, 1998.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of Shares held beneficially, directly or indirectly, as of the Record Date, by all directors and nominees for director, the Company's Chief Executive Officer, the Company's four most highly compensated officers other than the Chief Executive Officer, and Mr. McMillan, the former Chairman, Deposit Guaranty System (hereinafter collectively the "Named Executive Officers") and by all directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents.

                                                                 SHARES
                                                              BENEFICIALLY          PERCENTAGE
                  NAME OF BENEFICIAL OWNER                       OWNED               OF CLASS
                  ------------------------                    ------------          ----------
Dennis C. Bottorff..........................................     769,795(1)             .7%
George M. Clark, III........................................     293,336(2)             .3%
Earnest W. Deavenport, Jr...................................      18,585(3)               *
Reginald D. Dickson.........................................       8,330(4)               *
James A. Haslam, II.........................................     156,472(5)             .1%
Warren A. Hood, Jr..........................................      50,398(6)               *
Martha R. Ingram............................................      26,000(4)               *
Walter G. Knestrick.........................................     487,470(7)             .4%
Gene C. Koonce..............................................      15,059(4)               *
James R. Martin.............................................      16,000(8)               *
Robert A. McCabe, Jr........................................     269,157(9)             .2%
Howard L. McMillan, Jr......................................     220,332(10)            .2%
John N. Palmer..............................................      78,464                .1%
Dale W. Polley..............................................     332,682(11)            .3%
E. B. Robinson, Jr..........................................     435,508(12)            .4%
Roscoe R. Robinson..........................................       8,000(4)               *
James F. Smith, Jr..........................................     310,884(13)            .3%
Cal Turner, Jr..............................................     156,683(4)             .1%
Steven C. Walker............................................      52,873(14)              *
Celia A. Wallace............................................         600                  *
Ted H. Welch................................................      11,088(15)              *
J. Kelley Williams, Sr......................................      14,348                  *
David K. Wilson.............................................     720,336(16)            .6%
Toby S. Wilt................................................     206,000(4)             .2%
William S. Wire, II.........................................      28,528(4)               *
All Directors and Executive Officers as a Group.............   5,597,890(17)           4.8%(18)

---------------
    * less than .1%

 (1) Includes 17,211 shares held in Mr. Bottorff's First American Corporation 401(K) Plan (as of the Record Date) and/or 401(k) SERP Plan (as of December 31, 1998) (the "FIRST Plan accounts"), 143,292 shares (over which Mr. Bottorff has voting but not investment authority) granted pursuant to a restricted stock award under the First American Corporation 1991 Employee Stock Incentive Plan (the "1991 Plan"), options for 308,020 shares issued pursuant to the 1991 Plan which are currently exercisable and 1,040 share equivalents (as of December 31, 1998) held in Mr. Bottorff's Stock Account maintained under his Salary Deferral Agreement with the Company.
 (2) Includes 2 shares held in Mr. Clark's FIRST Plan accounts, 231 share equivalents held in Mr. Clark's Pioneer Bancshares, Inc. 401(k) and Employee Stock Ownership Plan; 33,820 shares held by Mr. Clark's children, 5,506 shares held by his spouse (as to which he disclaims beneficial ownership), and 112,212 shares (20% of the total shares held) held by trusts for which Mr. Clark is one of five beneficiaries.

 (3) Includes options of 6,000 shares issued pursuant to the First American Corporation 1993 Non-Employee Director Stock Option Plan (the "1993 Plan") which are currently exercisable and 2,198 share equivalents (as of December 31, 1998) held in Mr. Deavenport's Stock Account maintained under the First American Corporation Director's Deferred Compensation Plan.
 (4) Includes options for 6,000 shares issued pursuant to the 1993 Plan which are currently exercisable.
 (5) Includes options for 6,000 shares issued pursuant to the 1993 Plan currently exercisable and 16,024 shares owned by Mrs. Haslam as to which Mr. Haslam disclaims beneficial ownership.
 (6) Includes 3,598 shares held by Mr. Hood's minor children.
 (7) Includes options for 6,000 shares issued pursuant to the 1993 Plan which are currently exercisable and 117,710 shares (75% of the total shares held) in a profit sharing plan for which Mr. Knestrick is the beneficiary.
 (8) Includes options for 6,000 shares issued pursuant to the 1993 Plan which are currently exercisable, 2,000 shares held by trusts for which Mr. Martin acts as trustee and 2,000 shares owned by his spouse as to which he disclaims beneficial ownership.
 (9) Includes 22,048 shares held in Mr. McCabe's FIRST Plan accounts, 1,032 shares held by his children, 341 shares held by his spouse (as to which he disclaims beneficial ownership), 57,054 shares (over which Mr. McCabe has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and options for 110,319 shares issued pursuant to the 1991 Plan which are currently exercisable.
(10) Includes 19,453 shares held in Mr. McMillan's 401(k) Plan held in FIRST Plan accounts on behalf of former Deposit Guaranty employees, 44,399 shares held by Mr. McMillan's spouse for which he disclaims beneficial ownership, 1 share he holds as custodian for a minor child, options for 30,000 shares issued pursuant to the 1991 Plan which are currently exercisable, and options for 45,162 shares issued pursuant to the Deposit Guaranty Corp. Stock-Based, Long-Term Incentive Plan and/or the Deposit Guaranty Corp. Stock-Based, Long Term Incentive Plan II (the "DGC Plans") which are currently exercisable.
(11) Includes 12,552 shares held in Mr. Polley's FIRST Plan accounts, 78,630 shares (over which Mr. Polley has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and options for 191,400 shares issued pursuant to the 1991 Plan which are currently exercisable.
(12) Includes 59,422 shares held in Mr. Robinson's 401(k) Plan held on behalf of former Deposit Guaranty employees, 2,340 shares held by Mr. Robinson's spouse as to which he disclaims beneficial ownership, 57,455 shares (over which Mr. Robinson has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and options for 174,330 shares issued pursuant to the DGC Plans that are currently exercisable.
(13) Includes options for 6,000 shares issued pursuant to the 1993 Plan which are currently exercisable and 40,118 shares owned by Mr. Smith's spouse as to which he disclaims beneficial ownership.
(14) Includes 11 shares held in Mr. Walker's 401(k) Plan held in FIRST Plan accounts on behalf of former Deposit Guaranty employees, 9 shares held in his FIRST Plan accounts, 20,517 shares (over which Mr. Walker has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and options for 30,230 shares issued pursuant to the DGC Plans that are currently exercisable.
(15) Includes options for 2,400 shares issued pursuant to the 1993 Plan which are currently exercisable.

(16) Includes options for 6,000 shares issued pursuant to the 1993 Plan which are currently exercisable, 600,000 shares owned by a corporation beneficially owned by Mr. Wilson, and 19,736 shares held by Mr. Wilson's spouse to which he disclaims beneficial ownership.
(17) Includes 1,019,249 shares of First American Common Stock owned by or for spouses, other relatives, trusts and firms which a director or officer controls, where such beneficial ownership may be attributed to the director or officer. This amount also includes 645,480 shares granted pursuant to restricted stock awards under the 1991 Plan to executive officers over which the officers have voting but not investment authority, options for 19,484 shares which officers have the right to acquire under First American's STAR Award Plan which are currently exercisable, options for 933,639 shares issued pursuant to the 1991 Plan which are currently exercisable, options for 253,349 shares issued pursuant to the DGC Plans which are currently exercisable, 80,400 shares which non-employee directors have the right to acquire under the 1993 Plan which are currently exercisable and 204,923 shares held in FIRST Plan accounts.
(18) For purposes of computing this percentage, shares which may be acquired by directors and officers under stock options which were exercisable as of February 5, 1999 or within 60 days thereafter are deemed to be outstanding.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company to the Named Executive Officers during the three fiscal years ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                          ---------------------------------
                                                                                  AWARDS            PAYOUTS
                                             ANNUAL COMPENSATION          -----------------------   -------
                                       --------------------------------   RESTRICTED   SECURITIES
                                                           OTHER ANNUAL     STOCK      UNDERLYING    LTIP      ALL OTHER
                                       SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS/    PAYOUTS       COMP
NAME/POSITION                    YEAR    ($)       ($)         ($)          ($)(1)      SARS(#)       ($)        ($)(2)
-------------                    ----  -------   -------   ------------   ----------   ----------   -------   ------------
Dennis C. Bottorff.............  1998  629,200    12,074          --      2,329,808      40,300         --       100,672
Chairman and Chief               1997  605,000        --          --      1,954,985      72,400         --        33,300
Executive Officer                1996  585,000   321,750          --        926,751      43,000         --        32,450
E. B. Robinson, Jr.............  1998* 600,000   441,482          --      2,219,063      90,000         --       157,693
Vice Chairman, Chief             1997* 399,128   285,243          --         25,000          --         --        89,347
Operating Officer and            1996* 395,980   349,340          --         34,000          --         --        70,485
President, FANB
Dale W. Polley.................  1998  426,400     8,200          --      1,534,748      24,600         --        68,224
President                        1997  410,000        --          --      1,318,428      35,000         --        24,600
                                 1996  395,000   217,250          --        279,000      18,750         --        23,700
Robert A. McCabe, Jr...........  1998  327,600     6,300          --      1,178,437      18,900         --        52,416
Vice Chairman and                1997  315,000        --          --        907,873      26,800         --        18,900
President, First American        1996  290,000   159,500          --        162,750      10,500         --        17,400
Enterprises
Steven C. Walker...............  1998* 250,000    78,408          --        428,045       8,100         --     1,344,112
Executive Vice President         1997* 219,956   113,189          --         10,000          --         --        33,779
President, Commercial and        1996* 220,093   145,920          --          9,000          --         --        28,135
Professional Bank
Howard L. McMillan.............  1998* 350,000   262,415          --        739,688      30,000         --     1,517,448
Former Chairman of the           1997* 253,935   151,232          --         12,000          --         --        66,190
Deposit Guaranty System          1996* 253,935   185,216          --         10,400          --         --        53,449

---------------

  * Messrs. Robinson, Walker and McMillan became employees of the Company following the merger of Deposit Guaranty Corp. effective May 1, 1998. The annual compensation amounts stated above for 1996 and 1997 and from January 1, 1998 through April 30, 1998 are for compensation received while employed by Deposit Guaranty Corp.
(1) As of December 31, 1998, the total number of restricted shares and their aggregate market value were as follows: Mr. Bottorff held 121,392 restricted shares valued at $5,386,770; Mr. Robinson held 45,000 restricted shares valued at $1,996,875; Mr. Polley held 69,820 restricted shares valued at $3,098,263; Mr. McCabe held 50,354 restricted shares valued at $2,234,459; Mr. Walker held 8,863 restricted shares valued at $393,296; Mr. McMillan held no restricted shares. None of the restricted awards listed in the Summary Compensation Table or in this footnote have a vesting schedule of less than three years. Dividends are paid on restricted stock at the same rate as all other shares of the common stock of the Company.
(2) Amounts in this column for 1998 include Company matching contributions under the Company's FIRST Plan ("401(k)"), and FIRST Plan Supplemental Executive Retirement Plan ("401(k) SERP") for the Named Executive Officers as follows:
    Mr. Bottorff, 401(k) -- $9,600, 401(k) SERP -- $28,152; Mr. Robinson,
    Deposit Guaranty Retirement Savings Plan 401(k) -- $7,800, 401(k)
    SERP -- $0; Mr. Polley, 401(k) -- $9,600, 401(k) SERP -- $15,984; Mr.
    McCabe, 401(k) -- $9,600, 401(k) SERP -- $10,056; Mr. Walker, Deposit
    Guaranty Corp. Retirement Savings Plan 401(k) -- $8,916, 401(k) SERP -- $0; Mr. McMillan, Deposit Guaranty Corp. Retirement Savings Plan
    401(k) -- $7,200, 401(k) SERP -- $0. This column also reflects Merger Recognition Bonus awards as follows: Mr. Bottorff, $62,900; Mr. Robinson, $60,000; Mr. Polley, $42,640; Mr. McCabe, $32,760; Mr. Walker, $25,000.
    Additionally, this column includes the following: Mr. Robinson, Deposit Guaranty National Bank Deferred Compensation Plan -- $89,893; Mr. Walker, Deposit Guaranty Corp. Change in Control Agreement provisions -- $1,135,122, FANB Relocation Policy payment -- $125,000, Deposit Guaranty National Bank Deferred Compensation Plan -- $50,074; Mr. McMillan, wage continuation payout per Employment Agreement with the Company -- $1,510,248.

OPTION GRANTS

     Shown below is information concerning stock options granted to the Named Executive Officers during 1998 pursuant to the Company's 1991 Employee Stock Incentive Plan. Options were granted on January 15, 1998 to Messrs. Bottorff, Polley and McCabe; on May 1, 1998 to Messrs. Robinson and McMillan; and on July 16, 1998 to Mr. Walker. All options granted vest 20% per year on the anniversary date of grant over five years. The Company granted no stock appreciation rights ("SARs") in 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                                        ------------------------------                 POTENTIAL REALIZABLE
                                                           PERCENT OF                                    VALUE AT ASSUMED
                                          NUMBER OF          TOTAL                                     ANNUAL RATES OF STOCK
                                          SECURITIES      OPTIONS/SARS                                PRICE APPRECIATION FOR
                                          UNDERLYING       GRANTED TO      EXERCISE OR                      OPTION TERM
                                         OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
                 NAME                     GRANTED(#)    FISCAL YEAR 1998     ($/SH)         DATE        5%($)        10%($)
                 ----                    ------------   ----------------   -----------   ----------   ----------   ----------
Dennis C. Bottorff.....................     40,300            5.2%          $45.8750      01/15/08    $1,162,677   $2,946,451
E. B. Robinson, Jr.....................     90,000           11.6%          $49.5625      05/01/08    $2,805,263   $7,109,087
Dale W. Polley.........................     24,600            3.2%          $45.8750      01/15/08    $  709,723   $1,798,578
Robert A. McCabe, Jr...................     18,900            2.4%          $45.8750      01/15/08    $  545,275   $1,381,834
Steven C. Walker.......................      8,100            1.0%          $49.2500      07/16/08    $  250,882   $  635,784
Howard L. McMillan.....................     30,000            3.9%          $49.5625      05/01/08    $  935,088   $2,369,696

     Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurance that the amounts reflected will be achieved.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to exercises by the Named Executive Officers during 1998 of options to purchase shares pursuant to the Company's stock option plans and information with respect to unexercised options to purchase shares held by the Named Executive Officers as of December 31, 1998.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                SHARES                            OPTIONS/SARS AT                 OPTIONS/SARS AT
                               ACQUIRED                         DECEMBER 31, 1998(#)            DECEMBER 31, 1998($)
                                  ON            VALUE       ----------------------------    ----------------------------
            NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----              -----------    -----------    -----------    -------------    -----------    -------------
Dennis C. Bottorff..........         0       $        0       248,880         169,820       $7,331,185      $2,435,490
E.B. Robinson, Jr...........         0       $        0       174,330          90,000       $4,901,732      $        0
Dale W. Polley..............         0       $        0       150,800          82,300       $4,772,562      $1,065,562
Robert A. McCabe, Jr........    10,558       $  380,616        89,779          60,140       $2,514,120      $  759,255
Steven C. Walker............         0       $        0        70,200           8,100       $1,891,375      $        0
Howard L. McMillan..........         0       $        0        75,162               0       $1,098,488      $        0

     Based on the closing price per share on December 31, 1998 of $44.375. The Company granted no stock appreciation rights ("SARs") in 1998.

     The Company has entered into contracts with certain of its executive officers, including the Named Executive Officers with the exception of Mr. Robinson and Mr. McMillan, that provide generally for a payment equal to a stated multiple of the officer's annual base salary and annual cash bonus as well as the employee's annual cash bonus for the full year in which a Change in Control or Potential Change in Control takes place in the event of a termination of the officer's employment by the Company other than "for cause" or as a result of death or disability. For Messrs. Bottorff, Polley and McCabe, the multiple is three times their respective annual base salary and annual cash bonus; for Mr. Walker, the multiple is two times. Additionally, the contracts provide that the officers shall be paid such amounts if the officer voluntarily terminates his employment with the Company if, after a Change in Control or a Potential Change in Control, (i) there is a reduction in the officer's annual base salary or annual bonus opportunity, (ii) the officer is required by the Company, involuntarily, to relocate to an office more than 35 miles from the office where the officer was located at the time of the Change in Control or Potential Change in Control, (iii) there is a material reduction in the officer's responsibilities, authority, or duties, (iv) the officer's benefits are materially reduced, or (v) the Company does not honor the terms of the contracts. These contracts generally provide for an excise tax gross-up with respect to any taxes incurred under Internal Revenue Code ("Code") Section 4999 after a Change in Control or Potential Change in Control. Additionally, these contracts provide for an extension of life insurance, medical insurance, and other employment benefits upon the occurrence of a Change in Control or Potential Change in Control. "Change in Control" and "Potential Change in Control" have the meanings ascribed to them in the Company's 1991 Employee Stock Incentive Plan.

     In connection with the execution of the Merger Agreement between the Company and Deposit Guaranty Corp., E.B. Robinson, Jr. entered into an employment agreement with the Company. Pursuant to the employment agreement, Mr. Robinson is employed by the Company as Vice

Chairman and Chief Operating Officer, President of FANB, and as a member of the Company's Policy Team. Mr. Robinson also serves on the Company's Board and the Executive Committee during the term of the employment agreement. The term of the employment agreement commenced on May 1, 1998 and continues until September 30, 2003. Mr. Robinson's salary will be no less than $600,000 per year during the term of the employment agreement or, if greater, 80% of the base salary paid to the chief executive officer of the Company. Mr. Robinson will also be eligible to receive an annual incentive bonus, targeted at 50% of his base salary, with a maximum potential bonus award equal to 100% of base salary. In no event will the base salary and bonus paid to Mr. Robinson be less than 80% of the sum of the annual base salary and bonus paid to the chief executive officer of the Company with respect to the same year. Mr. Robinson will receive an annual stock incentive grant during the term of the employment agreement with a value equal to 166% of his base salary. The employment agreement also provides that Mr. Robinson is entitled to participate in the employee benefit plans, practices and policies which are applicable to peer executives of the Company. Mr. Robinson will also be paid an annual retirement benefit commencing at age 62, which benefit will be equal to 60% of Mr. Robinson's final average pay (as defined in the agreement), less benefits payable under certain other retirement plans and arrangements of Deposit Guaranty. The employment agreement also provides for a retirement benefit to be paid to Mr. Robinson's spouse, should she survive him. Mr. Robinson's agreement was subsequently amended to add a change in control provision. Under this provision, upon the occurrence of a "Change in Control" or "Potential Change in Control", and a subsequent termination of Mr. Robinson within two years of the date of such event, he would receive the Termination Benefits and Termination Payment, as those terms are defined below. However, in the event that the Change in Control or Potential Change in Control occurs on or after September 14, 2000, Mr. Robinson would receive a lump sum payment equal to the product of three and the sum of Mr. Robinson's existing base salary and highest bonus earned in the three years prior to May 1, 1998, in lieu of payment of the Termination Payment. In addition, Mr. Robinson would receive all of the Termination Benefits, except that he would receive medical and welfare benefits for three years after the date of termination. Mr. Robinson would not be entitled to any other payments or benefits pursuant to any of the Company's severance plans or policies.

     The employment agreement further provides that, upon any termination of Mr. Robinson's employment with the Company other than for cause or by reason of death or disability, or if Mr. Robinson terminates his employment for good reason (as defined in the employment agreement) he is generally entitled to payment of any unpaid salary, a pro rata bonus, immediate vesting of the option and restricted stock granted pursuant to the employment agreement, continuation of medical and welfare benefits through the date on which the term of the employment agreement otherwise would have ended, and additional service credit for purposes of the calculation of retirement benefits ("Termination Benefits"). In addition, Mr. Robinson will be entitled to a lump sum payment equal to the product of (i) the number of months from the date of termination until the end of September 2003, divided by 12, and (ii) the sum of Mr. Robinson's existing base salary and highest bonus earned in the three years prior to May 1, 1998 ("Termination Payment"). If payments received by Mr. Robinson are subject to an excise tax under Section 4999 of the Code, Mr. Robinson will be entitled to receive an additional amount necessary to make him whole with respect to such excise tax, unless such payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount which could be paid without giving rise to the excise tax, in which case no additional payments will be made without giving rise to the excise tax, and the payments otherwise due Mr. Robinson will be reduced in an amount necessary to prevent the application of the excise tax.

     In connection with the execution of the Merger Agreement between the Company and Deposit Guaranty, Howard L. McMillan, Jr. also entered into an employment agreement with the Company. Pursuant to the employment agreement, as amended, Mr. McMillan was to be employed by the Company as Chairman of Deposit Guaranty's operations within First American. The term of the employment agreement commenced on May 1, 1998 and was to continue until May 1, 2001. Mr. McMillan's salary was to be no less than $350,000 per year during the term of the agreement. Mr. McMillan was also eligible to receive an annual incentive bonus, targeted at 50% of his base salary, with a maximum potential bonus award equal to 100% of base salary. Mr. McMillan was to receive an annual stock incentive grant during the term of the employment agreement with a value equal to 100% of his base salary. The employment agreement also provided that Mr. McMillan would be entitled to participate in the employee benefit plans, practices and policies which are applicable to peer executives of First American. Mr. McMillan would also be paid an annual retirement benefit commencing at age 62, which benefit was to be equal to 50% of Mr. McMillan's final average pay (as defined in the employment agreement), less benefits payable under certain other retirement plans and arrangements of Deposit Guaranty. The employment agreement also provided for a retirement benefit to be paid to Mr. McMillan's spouse, should she survive him. Mr. McMillan's agreement was subsequently amended to add a change in control provision. Under this provision, upon the occurrence of a "Change in Control" or "Potential Change in Control" and a subsequent termination of Mr. McMillan within two years of the date of such event, he would have received the Termination Benefits and Termination Payment, as those terms are defined below. However, in the event that the Change in Control or Potential Change in Control occurs on or after May 1, 1999, Mr. McMillan would have received a lump sum payment equal to the product of two and the sum of Mr. McMillan's existing base salary and highest bonus earned in the three years prior to May 1, 1998, in lieu of payment of the Termination Payment. In addition, Mr. McMillan would have received all of the Termination Benefits, except that he would have received medical and welfare benefits for two years after the date of termination. Mr. McMillan would not have been entitled to any other payments or benefits pursuant to any of the Company's severance plans or policies.

     The employment agreement further provided that upon any termination of Mr. McMillan's employment with the Company other than for cause or by reason of death or disability, or if Mr. McMillan terminated his employment for good reason (as defined in the employment agreement) he would have generally been entitled to a lump sum payment of any unpaid salary, a pro rata bonus, immediate vesting of the option and restricted stock granted pursuant to the agreement, continuation of medical and welfare benefits through the date on which the term of the agreement otherwise would have ended, and additional service credits for purposes of the calculation of retirement benefits ("Termination Benefits"). In addition, Mr. McMillan would have been entitled to a payment equal to the product of (i) the number of months from the date of termination until the end of the term divided by 12, and (ii) the sum of Mr. McMillan's existing base salary and highest bonus earned in the three years prior to the Effective Time ("Termination Payment"). If payments received by Mr. McMillan were subject to an excise tax under Section 4999 of the Code, Mr. McMillan would have been entitled to receive an additional amount necessary to make him whole with respect to such excise tax, unless such payments (excluding additional amounts payable due to the excise tax) did not exceed 110% of the greatest amount which could have been paid without giving rise to the excise tax, in which case no additional payments would be made with respect to the excise tax, and the payments otherwise due to Mr. McMillan would have been reduced in an amount necessary to prevent the application of the excise tax.

     Mr. McMillan terminated his employment agreement with the Company effective October 14, 1998 and thereafter received the payment due to him under the employment agreement as a result of such termination. Mr. McMillan resigned as a director of the Company effective February 15, 1999.

                                RETIREMENT PLANS

     The following table shows the estimated annual retirement benefit payable to participating employees, including officers, in the salary ranges and years of service classifications indicated, under the combined terms of the First American Master Retirement Plan (which covers most officers and other salaried employees on a non-contributory basis) and Supplemental Executive Retirement Program. Consequently, the benefit and compensation limits imposed under Internal Revenue Code Sections 415 and 401(a)(17) have not been applied. The table assumes retirement at age 65 in 1999.

                               PENSION PLAN TABLE

                                            YEARS OF SERVICE
               --------------------------------------------------------------------------
REMUNERATION   5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------   --------   --------
$ 175,000....  $ 11,945   $ 23,890   $ 35,835   $ 50,668   $ 65,500   $ 80,333   $ 95,165
  200,000....    13,758     27,515     41,273     58,330     75,388     92,445    109,503
  250,000....    17,383     34,765     52,148     73,655     95,163    116,670    138,178
  300,000....    21,008     42,015     63,023     88,980    114,938    140,895    166,853
  350,000....    24,633     49,265     73,898    104,305    134,713    165,120    195,528
  400,000....    28,258     56,515     84,773    119,630    154,488    189,345    224,203
  450,000....    31,883     63,765     95,648    134,955    174,263    213,570    252,878
  500,000....    35,508     71,015    106,523    150,280    194,038    237,795    281,553
  550,000....    39,133     78,265    117,398    165,605    213,813    262,020    310,228
  600,000....    42,758     85,515    128,273    180,930    233,588    286,245    338,903
  650,000....    46,383     92,765    139,148    196,255    253,363    310,470    367,578
  700,000....    50,008    100,015    150,023    211,580    273,138    334,695    396,253
  750,000....    53,633    107,265    160,898    226,905    292,913    358,920    424,928
  800,000....    57,258    114,515    171,773    242,230    312,688    383,145    453,603
  850,000....    60,883    121,765    182,648    257,555    332,463    407,370    482,278
  900,000....    64,508    129,015    193,523    272,880    352,238    431,595    510,953
  950,000....    68,133    136,265    204,398    288,205    372,013    455,820    539,628
1,000,000....    71,758    143,515    215,273    303,530    391,788    480,045    568,303
1,100,000....    79,008    158,015    237,023    334,180    431,338    528,495    625,653
1,200,000....    86,258    172,515    258,773    364,830    470,888    576,945    683,003
1,300,000....    93,508    187,015    280,523    395,480    510,438    625,395    740,353
1,400,000....   100,758    201,515    302,273    426,130    549,988    673,845    797,703
1,500,000....   108,008    216,015    324,023    456,780    589,538    722,295    855,053

     Covered compensation includes salary and bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five consecutive years of the fifteen years preceding retirement. The credited years of service for Messrs. Bottorff, Polley, McCabe, E.B. Robinson, McMillan and Walker are 7, 7, 22, 31, 38 and 12 respectively. Benefits are calculated on the basis of straight life income payments and are not subject to any deduction for Social Security or other offset amounts.

                           COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual retainer of $20,000 plus $1,000 for attendance at each regular or special board meeting, and each committee meeting. The Chairmen of the Asset Policy, Community Affairs, Development, Human Resources and Audit

Committees receive additional annual retainers of $6,000 each. Non-employee directors of the Company who also serve on FANB's Knoxville Advisory Board and ISG Advisory Board receive attendance fees for those advisory board meetings of $500 and $1,250 per meeting, respectively. During 1998, the total directors' fees paid by the Company and its subsidiaries to each of the outside directors of the Company ranged from $31,800 to $54,500; the aggregate amount paid by the Company to all outside directors in 1998 was $762,500. In addition, under the 1993 Non-Employee Director Stock Option Plan, each non-employee director is annually granted the option to purchase 2,000 shares of the Company's common stock at a purchase price equal to market price on the day of the annual meeting of shareholders. In 1998, the purchase price was $51.4375 per share. These options vest 20% per year over five years. Beginning in 1999, these options will vest over three years in one-third increments. Under the Company's Director's Deferred Compensation Plan, each Director may annually elect to defer payment of all or a portion of his or her retainer and fees until attaining the age of 65. Such deferred amounts become payable upon the termination of the tenure of a director provided the director has attained the age of 65.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     During 1998, the members of the Board's Human Resources Committee were Messrs. Deavenport (Chairman), Dickson, Knestrick, Roscoe Robinson, Williams, Wilson, Wire and Mrs. Ingram. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. During 1998, no member of the Human Resources Committee had any relationship requiring disclosure by the Company under Item 404 of SEC Regulation S-K. Mr. Bottorff, the Chairman and Chief Executive Officer of the Company, is a member of the Board of Directors of Ingram Industries Inc., and Mrs. Ingram, who serves as Chairman of Ingram Industries, Inc., is a member of the Company's Human Resources Committee. Mr. Bottorff also serves as a member of the Compensation Committee of Dollar General Corporation, for which Mr. Turner serves as Chairman of the Board.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERALL POLICY

     First American's policy is to tie a significant portion of executive compensation to the Company's performance and to appreciation in its stock price. First American's objectives are to hire and retain highly qualified people, to motivate them to achieve the Company's performance goals, to link management and shareholder interests and to reward individual contribution as well as overall results.

     The Human Resources Committee is generally responsible for making executive compensation decisions for the Company. The Committee is responsible for granting stock options and restricted stock, and for approving salaries and bonuses for executive officers, with the exception of those who also serve as directors whose salaries and bonuses are approved by the non-employee members of the Board. In 1998 the Board made no modifications to our recommendations with respect to those officers.

     The executive compensation program consists of three components: base salary, annual incentive compensation and long-term incentive stock options and restricted stock grants. The Committee reviews the program annually. Under the program, total achievable compensation generally ranges from the 50th to the 75th percentile when compared with similar positions in selected comparable companies. In setting 1998 base salaries, we reviewed the Towers Perrin Consulting 1997 Salary Survey and the data pertaining to a group of 16 "high-performing" banks (the "Peer Group") included in the 1997 Wyatt Financial Survey. Both of these surveys are conducted annually on a national basis by independent consulting firms. Eleven of the Peer Group banks are included in the KBW50 Index shown in the Shareholder Return Performance Graph. The KBW50 is composed of fifty of the nation's major banking companies, including all money center banks and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. The Committee has not used compensation data for money center banks and large regional banks in determining First American executive compensation. Instead, the Committee uses data from the selected Peer Group comprised generally of bank holding companies with excellent performance and similar strategies or operating characteristics and Towers Perrin Consulting 1997 Salary Survey data of similarly-sized companies. In determining annual and long term incentive compensation, the Committee relies on market information, including the TPF&C Executive Banking Survey. Generally, executive officers have the opportunity to earn a maximum performance-based bonus equal in value to 80% to 100% of base salary, and to receive stock options and restricted stock ranging from 50% to 165% of base salary. Consistent with 1997 market data for similar positions at comparable companies, the Chief Executive Officer has an opportunity to receive stock options and restricted stock equal in value to 0% to 185% of his base salary.

     Both annual and long-term incentive compensation are based on performance. Appreciation in the value of the Company's stock is also a key element of the compensation program. On an annual basis, the Committee establishes performance goals which are consistent with the Company's strategic plan. In 1998 these goals were comprised of a soundness threshold and performance goals. The soundness threshold consisted of maximum ratios of criticized and classified assets to capital and non-performing loans to total loans and other real estate owned, and a minimum ratio of common equity to average total assets (the "Soundness Threshold"). The performance goals consisted of (1) an earnings per share target; (2) a return on equity target; and (3) a specified level of productivity (the "Performance Goals").

     In 1993, section 162(m) was added to the Internal Revenue Code pursuant to the Omnibus Budget Reconciliation Act of 1993. This section generally limits the corporate deduction for compensation paid to the chief executive officer and each of the four other highest paid executive officers to $1 million per year. However, certain performance-based compensation, as defined in the IRS regulations, is exempt from the limitations on deductibility. In 1997, the Human Resources Committee adopted terms for the annual and long-term incentive programs in order for compensation payable under these programs to qualify as "performance-based" for purposes of section 162(m). These terms were approved by the shareholders of the Company in 1997.

BASE SALARIES

     In determining an executive officer's starting salary, the responsibilities of the position, the officer's experience and the competitive marketplace, particularly the salaries of comparable positions at other financial institutions, are considered. In 1994, the Committee adopted an approach for base salary adjustments for executive officers under which a target rate for each position, including that of chief executive officer, was established by using the midpoint between the 50th percentile of the TPF&C Executive Banking Survey with an asset size regression analysis and the 50th percentile of the Peer Group. Following an annual performance evaluation, if the executive is found to be meeting performance expectations and fully functioning, it is the intent that base salary will be increased to the target rate. In future years, unless an executive assumes greater responsibilities, base salary increases will generally reflect the annual market movement of the salary range structure. In 1995, the data was reviewed for several positions, and the Committee decided to raise the 1994 market data by 3% (the estimated market increase) rather than conduct a position-by-position analysis. In 1996 and 1997, a full market analysis was performed. In 1997, two changes were made to the methodology. In order to more appropriately evaluate the positions of the most senior executive management other than the Chief Executive Officer, base salaries for these executives were benchmarked against the Chief Executive Officer, using industry-relational percentages to chief executive officer compensation for positions which are traditionally second or third within an organization. Data used for this analysis was also provided by Towers Perrin Consulting. In addition, for executive positions outside of the most senior executive management, broad salary bands were assigned and salary increases were determined using the same merit guidelines established for all Company employees. These merit increases are performance driven and a function of position in range and performance.

ANNUAL INCENTIVE COMPENSATION

     Executive officers are eligible to receive annual incentive compensation, generally of varying percentages of base salary, depending upon the officer's position and responsibilities. The value of the incentive compensation received depends upon the degree to which established corporate, and in some cases unit or individual, performance goals are achieved. In 1998, the Committee established, and the Board of Directors approved, the Soundness Threshold relating to corporate performance goals for the award of annual incentive compensation. If the Soundness Threshold was not met, no annual incentive compensation would have been paid. Once the Soundness Threshold was met, to the extent the annual incentive compensation award was based on corporate as opposed to individual or unit performance, annual incentive compensation earned was based on the achievement of the Performance Goals, which were weighted equally for the corporate portion of the award.

     In addition to the Soundness Threshold and Performance Goals, in 1997 the Committee also approved a program under which those employees participating in the annual incentive compensation program could choose to receive a portion or all of their potential annual incentive compensation in the form of restricted Company common stock. The objectives of this program are to (1) focus management on achieving performance equivalent to high performing peers; (2) improve alignment between management and shareholder interests; (3) reduce short term compensation expense in order to allow the Company to invest in other critical areas; and (4) to motivate and retain senior managers.

     Under the program, executive officers could elect to receive their annual incentive compensation in cash or in restricted stock of the Company or in a combination of the two for a four-year performance cycle. The cash portion of the incentive award is earned and paid on an annual basis. To the extent that an executive elected to receive restricted stock instead of cash, that portion of the incentive award was eligible for a 100% match by the Company, also paid in restricted stock. The matching portion was granted in 1998, the second year of the performance cycle. The restricted stock portion of the award was granted in 1997, the first year of the performance cycle. Provided the target performance criteria are attained, 25% of the restricted stock portion of the award is earned each year of the performance cycle. If the performance criteria are not attained in any year of the performance cycle, the restrictions on those shares will lapse ten years from the date of grant.

     For purposes of vesting the Company-matched portion of the restricted stock grant, the performance criteria was established by the Committee as the achievement of median market-to-book valuation (or such other performance criteria as the Committee may deem appropriate) of a high performing bank peer group. The peer group and the performance criteria will be determined by the Committee on an annual basis in conjunction with the analysis of the Company's investment bankers. Once the performance criteria are achieved, vesting of the Company-matched portion occurs over a four year period, provided the performance criteria are attained prior to January, 2001. If the performance criteria are not attained by this time, the restrictions on the Company-matched portion of the restricted shares will lapse ten years from the date of grant. In 1998, this peer group was composed of Bank of New York, Fifth Third Bancorp, First Bank System, Inc., First Tennessee National Corp., Huntington Bancshares, Inc., Marshall & Ilsley Corporation, Mellon Bank Corp., National Commerce Bancorporation, Norwest Corporation, Provident Bancorp, Inc., StarBanc Corporation, Synovus Financial Corp., Valley National Bancorp, Wells Fargo & Co, Wilmington Trust Corp. and Zions Bancorporation. Eleven of the peer group banks are included in the KBW50 Index shown in the Shareholder Return Performance Graph. Under the program the Committee may revise the performance criteria and/or the constituency of the high performing peer group as appropriate.

LONG TERM INCENTIVE COMPENSATION

     The Company's long term incentive compensation program has two components: restricted stock awards and annual stock option grants.

     Restricted stock awards are grants of shares of the Company's common stock which are issued in the officer's name but are held by the Company and cannot be sold or transferred during the restriction period. The lapse of the restrictions is tied to corporate performance. These awards generally are granted annually, and the number of shares granted is based on the importance of the executive to achievement of the Company's long-term performance goals, the market data and a valuation model developed by Towers Perrin Consulting. In applying the model, each grant covers a three-year performance period. Dividends are paid on these shares during this period.

     For each year of the performance period, an executive may earn one, two or three points, depending upon the achievement of the Performance Goals. However, if the Company does not achieve the Soundness Threshold, two points are deducted. If less than three points are earned over the performance period, no restricted stock becomes vested at the end of the period. At the end of the period, up to 100% of the restricted stock may be vested in the executive free of restriction, with the percentage varying (from 50% to 100%) based upon the number of points earned. Any shares which are not vested remain restricted for seven more years, and dividends on such shares are forfeited during the seven-year period. In any event, after the passage of ten years the restrictions lapse if the executive is still employed by the Company. In 1998, participants earned two points based on the achievement of the Performance Goals.

     Annual stock option grants are designed to align the interests of executive officers with those of shareholders. Because the full value of an executive's compensation is not realized absent appreciation in the stock price over time, stock options also help to retain key executives and to provide an incentive for them to create long-term shareholder value. The Committee sets guidelines for the size of these awards based on competitive compensation data including an analysis of the TPF&C Banking Survey, the responsibilities and experience of the executive and the recommendation of the chief executive officer. The number of options granted is based upon their projected value using market data and the Black-Scholes valuation model developed with the assistance of a national independent compensation consulting firm. The Black-Scholes model considers stock price, as well as price volatility and dividends over an historical period to estimate an expected value of a share. Normally options are granted at an exercise price equal to market value on the date of grant and vest over five years at a rate of 20% per year. Beginning in 1999, these options will vest over three years in one-third increments.

STOCK OWNERSHIP POLICY

     To further align the interests of management and shareholders, the Committee has established an executive stock ownership policy. Under the policy, executive officers are encouraged to acquire and hold shares of the Company's common stock with a value equal to or exceeding either three or two times their annual salary depending on the executive's job grade. The Chief Executive Officer's target was established at four times annual salary. Executives who achieve the target level within three years are granted restricted stock equal to 10% of their holdings; those who achieve the target level within four years, 7.5%; and those who achieve the target level within five years, 5%. If the stock holdings are retained for three years from the date of grant, the restrictions lapse; if not, the shares are forfeited. Since inception of the policy, the Chief Executive Officer and 26 other executive officers have achieved the ownership target.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1998 the Committee applied the methodologies described above in determining the Chief Executive Officer's base salary, annual and long-term incentive compensation. With Board approval, Mr. Bottorff's base salary was increased to $629,200 effective January 1, 1998. His annual incentive compensation was dependent upon the achievement of the three Performance Goals, each of which was weighted equally.

     In 1997, in accordance with the annual incentive program, Mr. Bottorff elected to receive 100% of his annual incentive compensation in restricted stock of the Company. This election remains in effect for the four-year period of 1997 through 2000. Pursuant to this election, 36,086 restricted shares were granted to Mr. Bottorff in 1997. This incentive compensation was eligible for a 100% match by the Company, also paid in restricted stock. In January 1998, the Committee granted an additional 36,086 restricted shares of Company stock in accordance with the Company match guideline. For 1998, the Soundness Threshold and target Performance Goals were attained; therefore, the restrictions on 4,510 shares of the restricted stock lapsed and were released to Mr. Bottorff. Based on the market value as of January 21, 1999, the lapsed shares were worth $186,319 or 29.6% of Mr. Bottorff's base salary. The shares of Company-matched restricted stock granted to Mr. Bottorff in 1998 will vest 25% per year over a 4-year period commencing on the date that performance criteria established by the Committee are achieved by the Company, provided that such performance criteria are achieved prior to January 2001.

     Also in 1998, Mr. Bottorff was granted long-term incentive compensation in the form of 40,300 stock options and 14,700 shares of restricted stock. The stock options will vest 20% per year over a 5-year period; the restricted stock vests in 3 to 10 years based on achievement of the performance goals.

     In 1998, since the Company met or surpassed the Performance Goals established for the year, Mr. Bottorff earned two points toward the final third of 29,000 shares of restricted stock granted to him in 1996 for the 1996-98 performance cycle, two points toward the second third of 25,200 shares of restricted stock granted in 1997 for the 1997-99 performance cycle; and two points toward the first third of 14,700 shares of restricted stock granted in 1998 for the 1998-2000 performance cycle. The restrictions on these shares lapse upon the attainment of at least six points at the end of and over each three-year performance period. Any shares which do not become unrestricted through the attainment of performance goals remain restricted for seven more years, and any dividends on these remaining shares are forfeited during the seven-year period.

     Since 1991 Mr. Bottorff has satisfied the vesting and performance requirements on a total of 517,500 stock options and 94,700 shares of restricted stock granted to him since his employment with the Company.

     Submitted by the Human Resources Committee of the Board of Directors,

                                          Earnest W. Deavenport, Jr. (Chairman)
                                          Reginald D. Dickson
                                          Martha R. Ingram
                                          Walter G. Knestrick
                                          Roscoe R. Robinson
                                          J. Kelley Williams, Sr.
                                          David K. Wilson
                                          William S. Wire, II

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return on the Company's common stock with Standard & Poor's 500 Stock Index and the KBW 50 Index for the past five years.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
             AMONG FIRST AMERICAN CORPORATION, THE S & P 500 INDEX
                              AND THE KBW 50 INDEX
                              (COMPARISION CHART)

-----------------------------------------------------------------------------------------------------------------
                                                                      CUMULATIVE TOTAL RETURN
                                                     ------------------------------------------------------------

                                                     12/93      12/94      12/95      12/96      12/97      12/98
                                                      ---        ---        ---        ---        ---        ---
  FIRST AMERICAN CORPORATION                          100         86        157        196        345        314
  S & P 500                                           100        101        139        171        229        294
  KBW 50                                              100         95        152        215        314        340
-----------------------------------------------------------------------------------------------------------------

(1) $100 invested on December 31, 1993 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.
(2) The KBW 50 Index is a market-capitalization weighted bank-stock index comprised of fifty major banking companies and is published daily by Keefe, Bruyette & Woods, Inc.

                              CERTAIN TRANSACTIONS

     Some of the Company's executive officers and directors, or their immediate family members, are customers of the Company's subsidiary banks and some of the Company's executive officers and directors, or their immediate family members, are directors or officers of corporations, or members of partnerships, which are customers of the Company's subsidiary banks. As customers they had transactions in the ordinary course of business, including borrowings, all of which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

     In August 1996, FANB entered into an agreement with Pilot Corporation, a retail operator of convenience stores/gasoline stations, so as to permit FANB to install, operate and maintain automated cash dispensers ("ATMs") at 38 Pilot Oil stores. Mr. Haslam, a member of the Board of Directors of the Company, is a director of Pilot Corporation, of which he and his family own 100%. Mr. Smith, a member of the Board of Directors of the Company, also serves on the Board of Directors of Pilot Corporation. In 1998, FANB paid Pilot a total of $144,816.50 based upon the number of cash withdrawal transactions effected through these ATMs. FANB anticipates that in the future, payments to Pilot under this agreement will be approximately $180,000 per year.

     In April 1996, FANB acquired 49% of The SSI Group, Inc. ("SSI"), a healthcare claims processing company headquartered in Mobile, Alabama. At that time, the remaining shares of SSI were owned 49% by Southern Medical Health Systems, Inc. ("SMHS") and 2% by Celia A. Wallace individually. Ms. Wallace owns 100% of SMHS. In conjunction with that transaction, FANB acquired the option to purchase an additional 215,067 shares of SSI from SMHS upon the occurrence of certain events. SSI's January 1, 1997 acquisition of CareWare Systems, Inc., a medical management computer software company for SSI stock, triggered FANB's ability to exercise a portion of its option, and FANB purchased 15,569 shares of SSI common stock from SMHS for $228,024 in conjunction with the CareWare acquisition. SSI's November 6, 1998 asset purchase of Health Management Technologies, Inc. ("HMT"), a corporation headquartered in Lafayette, California for SSI stock, triggered FANB's ability to exercise a portion of its option, and FANB purchased 63,994 shares of SSI Common Stock from SMHS for $937,256 in connection with the HMT acquisition. FANB currently owns 49% of SSI and has the option to purchase the remaining 135,504 shares from SMHS which, if exercised in total, would increase FANB's ownership to 58.5%.

     In connection with the Company's acquisition of Pioneer Bancshares, Inc. on November 20, 1998, George M. Clark, III, formerly a member of the Pioneer Board, entered into a consulting agreement with FANB. Pursuant to the terms of this agreement, which was effective March 1, 1999, Mr. Clark serves as an Advisory Director on FANB's Chattanooga Advisory Board and renders consulting services to FANB. Mr. Clark's consulting fees are $83,051 per year, plus reimbursement of reasonable out-of-pocket travel and business expenses in accordance with FANB's policies for a term scheduled to end December 2000, and a one-time signing bonus of $2,000. Mr. Clark's consulting agreement also contains confidentiality provisions and restricts competition by Mr. Clark during its term and for one year thereafter.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG LLP, Certified Public Accountants, have been the Company's independent auditors since 1971 and reported on the Company's consolidated financial statements for the year ended December 31, 1998. On February 26, 1999, the Audit Committee appointed KPMG LLP as the Company's independent auditors for the year ending December 31, 1999. A representative of KPMG LLP is expected to attend the Meeting and will be provided the opportunity to make a statement and/or respond to appropriate questions from shareholders.

                           ANNUAL REPORT ON FORM 10-K

     TO OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS), PLEASE WRITE TO JOE J. POWELL, EXECUTIVE VICE PRESIDENT AND DIRECTOR OF BANK INVESTMENTS AND INVESTOR RELATIONS, FIRST AMERICAN CORPORATION, FIRST AMERICAN CENTER, 300 UNION STREET, NASHVILLE, TENNESSEE 37237 OR CALL
(615) 748-2455.

                        PLEASE DATE, SIGN AND MAIL YOUR


         PROXY CARD BACK IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.


                         ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                           FIRST AMERICAN CORPORATION

                                 APRIL 15, 1999

                                                                      Appendix A

                                     PROXY
                           FIRST AMERICAN CORPORATION

     PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR APRIL 15, 1999.

     The undersigned hereby appoints Dennis C. Bottorff and Dale W. Polley, or either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the 1999 Annual Meeting of Shareholders of FIRST AMERICAN CORPORATION and any adjournments thereof.

     Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and by the proxies in their discretion on any other matters which may properly come before said Meeting or any adjournment thereof.

                                SEE REVERSE SIDE

X
PLEASE MARK YOUR
VOTE AS IN THIS
EXAMPLE.

        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED
         PROPOSALS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                               ITEMS ONE AND TWO.

1. Election of
   Directors.
[  ]   FOR ALL NOMINEES EXCEPT                    [  ]  WITHHELD FROM
       AS NOTED ON THE LINE BELOW                       ALL NOMINEES

NOMINEES:
Earnest W. Deavenport, Jr., Warren A. Hood, Jr., Martha R. Ingram, James R. Martin, E. B. Robinson, Jr., Roscoe R. Robinson, and William S. Wire II to serve until the Annual Meeting in 2002; John N. Palmer and George M. Clark III to serve until the Annual Meeting in 2001, and J. Kelley Williams, Sr. to serve until the Annual Meeting in 2000 and until their successors have been elected and qualified.

(Instruction: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) on the line above:)

-----------------------------------------------------------------------------

2. For the proxies to vote in their discretion on any other matter which may come before said Meeting or any adjournment thereof.

[  ]   FOR               [  ]   AGAINST           [  ]  ABSTAIN

               This proxy will revoke all prior proxies signed by you.

               Please check this box if you plan to attend the Annual Meeting

               Please sign exactly as name appears at left. If registered in the names of two or more persons, each must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers must show their full titles.

               -----------------------------------      -----------------------
               SIGNATURE(S)                             DATE

                              FOLD AND DETACH HERE